Exhibit 99.1

Hirsch International Receives Extension of Time

for Acquisition Proposal

HAUPPAUGE, NY – June 25, 2009, Hirsch International Corp. (“Hirsch” or the “Company”) (NASDAQ: HRSH, http://www.hirschinternational.com) previously announced on June 12, 2009 that the special committee of its board of directors received a letter from Paul Gallagher, President, Chief Executive Officer and Chief Operating Officer of the Company, proposing to acquire, through acquisition entities to be formed by him, all of the outstanding shares of the Company’s Class A and Class B Common Stock, for $0.28 per share in cash, other than shares held by Mr. Gallagher and any investor that may invest in his acquisition entities. Mr. Gallagher’s letter provided that his offer was subject to conditions contained in the letter, and that his offer would expire on June 25, 2009.

On June 24, 2009, the Special Committee requested that Mr. Gallagher extend the expiration date of his offer and Mr. Gallagher agreed to such request. The new expiration date for Mr. Gallagher’s offer is June 30, 2009.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. The Company exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include: a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets.

The Company is led by a strong and experienced management team focused on continuing to grow its core business through sound acquisitions of products and processes, as well as through related business ventures in which the Company can build and maximize stockholder value. The Company was founded in 1968 and is headquartered in Hauppauge, N.Y.

Safe Harbor Statement

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions set within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Readers should note that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for calendar 2008, which may be updated by our subsequent periodic reports, which discussion is incorporated herein by reference. Readers are also urged to read the periodic filings and current reports on Form 8-K of the Company.

Contact:

Hirsch International Corp.:

Dan Vasquez

Corporate Controller

631-701-2112

Dvasquez@hirschintl.com